Exhibit 99.2

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EDITED TRANSCRIPT BIG - Q1 2015 Big Lots Inc Earnings Conference Call EVENT DATE/TIME: MAY 29, 2015 / 12:00PM GMT
OVERVIEW:
Co. reported 1Q15 net sales for continuing operations of $1.28b and income from continuing operations of $32.3m or $0.60 per diluted share. Expects 2015 income from continuing operations to be $2.80-2.90 per diluted share and 2Q15 income from continuing operations to be $0.31-0.35 per diluted share.

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MAY 29, 2015 / 12:00PM, BIG - Q1 2015 Big Lots Inc Earnings Call

CORPORATE PARTICIPANTS
Andy Regrut Big Lots Stores, Inc. - VP of IR
David Campisi Big Lots Stores, Inc. - President and CEO
Tim Johnson Big Lots Stores, Inc. - EVP and CFO

CONFERENCE CALL PARTICIPANTS
Peter Keith Piper Jaffray & Co. - Analyst
Paul Trussell Deutsche Bank - Analyst
Brad Thomas KeyBanc Capital Markets - Analyst
Patrick McKeever MKM Partners - Analyst
David Mann Johnson Rice & Co. - Analyst
Jeff Stein Northcoast Research - Analyst
Anthony Chukumba BB&T Capital Markets - Analyst
Dutch Fox FBR Capital Markets - Analyst
Matthew Boss JPMorgan - Analyst
Meredith Adler Barclays Capital - Analyst
Joe Feldman Telsey Advisory Group - Analyst
Dan Wewer Raymond James & Associates - Analyst

PRESENTATION

Operator

Ladies and gentlemen, welcome to the Big Lots first quarter 2015 teleconference. This call is being recorded. (Operator Instructions). At this time I would like to introduce today's first speaker, Andy Regrut, Vice President of Investor Relations.

Andy Regrut - Big Lots Stores, Inc. - VP of IR

Thanks Vicki, and thank you everyone for joining us for our first quarter conference call. With me here today in Columbus are David Campisi, our CEO and President, and Tim Johnson, Executive Vice President and Chief Financial Officer.

Before we get started, I would like to remind you that any forward-looking statements we make on today's call involve risk and uncertainties and are subject to our Safe Harbor provisions as stated in our press release and our SEC filings and that actual results can differ materially from those described in our forward-looking statements.

All commentary today is focused on adjusted non-GAAP results.

This morning David will start the call with a few opening comments, TJ will review the financial highlights from the quarter and the outlook for fiscal 2015 and David will complete our prepared remarks before taking your questions.

With that, I will turn the call over to David.

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MAY 29, 2015 / 12:00PM, BIG - Q1 2015 Big Lots Inc Earnings Call

David Campisi - Big Lots Stores, Inc. - President and CEO

Thanks, Andy, and good morning everyone. I am pleased to share once again this quarter our results were solidly in line with our guidance and we delivered on our commitments. Comps increased 1.6% in Q1, representing the fifth consecutive quarter of positive comps, something BIG hasn't accomplished since 2006/2007 timeframe, and EPS was at the high-end of the range we provided in March. Sales cadence throughout the quarter was in line with our expectations we communicated to you 90 days ago. February was challenged by harsh weather conditions that plagued much of the U.S. However, as expected, trends improved, and comps were up 2% to 3% for the combined periods of March and April or Marple, as we like to call it, as weather patterns began to normalize.

From a merchandising perspective, four key categories central to our SPP were once again the biggest winners and showed the largest amount of comp growth. Furniture was the top performer, up low double-digits as Upholstery and Mattresses posted strong results with noticeable improvement in the last two months of the quarter. Q1 is a peak selling season for Furniture and Martha, Richard and their teams did a great job working with the stores to prepare for and execute during this critical time.

Easy leasing continues to be a major driver as we experienced a low double-digit lift in Furniture sales for the stores in the first year of the program. A mid-single digit lift for these stores which are now in year two of the program. We're still comping the comp.

Soft Home was up mid-single digits with strength in Bath, Area Rugs, Utility and Fashion Bedding. Martha, Kevin and their teams have embraced the disciplines of QBFV, or quality, brand, fashion and value, to improve our merchandise assortments. Jennifer has responded positively to the new choices and the improved quality in our stores. Two additional areas benefiting from QBFV are Food Prep and Tabletop; both posted strong gains in the quarter.

The Food category was up mid-single digits in Q1, another solid performance against low double digit comps in Q1 last year. We have completed the rollout of freezers and coolers and are now SNAP eligible in approximately 1,300 stores. This completes a multi-year test and rollout initiative which was executed with great precision by a collaborative and cross-functional team across the entire business.

Great job by the team, and we have taken down a barrier for Jennifer in our stores.

Finally, Consumables, up low single-digits. Household Chemicals and Pet were the best performers once again this quarter, and we recently introduced two new captive labels to the business to enhance our consistency and improve Jennifer's overall shopping experience. Our b*loved brand offers Jennifer affordable diapers and infant care products, while AKC Select is an exclusive dog product line in partnership with the American Kennel Club.

Seasonal comps were down for the first quarter, largely due to weather with some level of impact of the West Coast port strikes playing into the equation. Regardless, I am confident in the assortments for our two biggest businesses of Lawn and Garden and Summer. The content looks much improved, as does the quality, and in areas of the country where weather was normal, our business was just fine.

Also included in Seasonal results, were classifications which were intentionally downsized, like Toys, or part of the "Edit to Amplify" from a year ago, like Books and Sporting Goods.

As expected, the deemphasized categories of Electronics and Hard Home were also down to last year. I'm happy to tell you we have now fully anniversaried the "Edit and Exit" activity from 2013 and 2014, and in particular, these categories which were significantly impacted, the teams have stayed the course, managed their business and were essentially on plan for Q1.

From a marketing perspective, we introduced Jennifer to a new ad campaign, Shop Big Lots First, with clever television spots and online videos reminding Jennifer to always start her shopping trip at Big Lots. We expanded our reach online with social media and digital content and recently launched Big Lots Latino. This new online platform is just one additional step towards diversifying from a multi-cultural perspective.

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MAY 29, 2015 / 12:00PM, BIG - Q1 2015 Big Lots Inc Earnings Call

The marketing team also opportunistically leveraged the launch of b*loved and AKC Select brands with an online campaign for Jennifer to vote for her favorites #babies versus puppies. Our marketing team is active and looking for new and different ways to connect with Jennifer.

Finally, our stores organization. We're making excellent progress in our Store Revolution. Roles and responsibilities have been clearly defined and communicated to our stores team and have been warmly embraced. We have implemented and trained around new processes and equipment for our Dock to Stock initiative. Dock to Stock is our name for the process which efficiently moves product off our trucks, through the backroom, and onto the sales floor.

Also, after a successful pilot, we have started the rollout of our automated labor scheduling system in Q2, and progress to date has been encouraging.

Additionally, the Revolution will continue into Q3 with Furniture sales training for all-important holidays selling period. This has been a monumental effort to document process and training materials, to communicate with all of our regions, districts, and stores, and manage change. Lisa, Nick and their teams, human resources from a training perspective, and the general office have collaborated extremely well and have done an incredible job to date. We are far from done and are at the beginning of the beginning, but I believe over the next several quarters and years, the Store Revolution will be a game changer for Big Lots.

The three-legged stool of merchandising, marketing and stores have truly raised their game over the last 12+ months and I am convinced Jennifers everywhere and others have noticed and appreciate the change here at Big Lots. In fact, last week Big Lots was recognized in Brand Finance 2015 ranking of the top 500 U.S. brands as part of the $1 billion brands club, a significant accomplishment if you consider where we were just two short years ago.

Before I turn the call over to TJ, I want to recognize the team's hard work on our Ecommerce initiative or as we call it internally, BLAST, or Big Lots Anytime Store. Over the last 90 days, the team led by Stew and Andy with oversight from executive leadership team have made meaningful progress towards our goal of selling online by the January/February timeframe. There are a significant amount of our associates from all walks of the business who are involved, along with a hard-working group of consultants, all with one goal, to be able to transact with Jennifer online.

She has asked for an online shopping experience, told us what she would like to buy and actually even helped us design the website and experience. I am excited about Ecommerce and our future omnichannel opportunities.

With that, I will turn the call over to TJ for more insight on the financials.

Tim Johnson - Big Lots Stores, Inc. - EVP and CFO

Thanks, David, and good morning, everyone. Net sales from continuing operations for the first quarter of fiscal 2015 were $1.28 billion, essentially flat with last year. Comparable store sales for stores open at least 15 months increased 1.6% which compares to our guidance of plus 1% to plus 2%.

Furniture at low doubles, soft home mid-singles, food mid-singles and consumables at low singles were the key drivers. As David mentioned, we are pleased with this result particularly given the challenging weather in the month of February.

On our last call, we indicated February was a tough month and we expected sales trends to accelerate in the combined period of March and April or Marple. This is exactly what did occur as Marple comps were up in the high 2s with positions us well as we head into Q2.

Income from continuing operations for the first quarter was $32.3 million or $0.60 per diluted share, which compares to our guidance range of $0.55 to $.60 per diluted share and represents a 20% increase over last year's income from continuing operations of $0.50.

Our gross margin rate for the quarter was 39.4%, up 90 basis points compared to last year's Q1 rate. This was consistent with our expectations as we anniversaried the markdown activity associated with "Edit to Amplify" from a year ago. Total expense dollars were $451 million and the expense rate of 35.3% was up approximately 50 basis points compared to last year. This performance was slightly higher than our expectations.

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MAY 29, 2015 / 12:00PM, BIG - Q1 2015 Big Lots Inc Earnings Call

Depreciation expense was higher and resulted in SPP investments including coolers and freezers, EAS and alarm systems for our stores, and our register refresh program designed to increase productivity and enhance Jennifer's shopping experience. All of this was expected.

An unexpected increase, or deleveraging event, came in the form of severance-related costs of approximately $2 million and pushed our deleverage a little higher than we originally anticipated.

Moving on to the balance sheet, inventory ended the first quarter of fiscal 2015 at $835 million, roughly flat to last year. On a per store basis, inventory was up slightly but this was offset by a lower store count year-over-year.

During Q1, we opened one new store with no store closings leaving us with 1,461 stores and total selling square footage of 32.0 million.

Capital expenditures for the first quarter were $39.3 million compared to $16.0 million last year and depreciation expense was $31.2 million, an increase of $2.4 million to last year. The increase in CapEx for Q1 was planned and directly related to our SPP investments in coolers and freezers, our register refresh program, and our Ecommerce initiative.

We ended the first quarter with $67 million of cash and cash equivalents and $41 million of borrowings under our credit facility. This compared to $67 million of cash and cash equivalents and $54 million of borrowings under our credit facility last year.

Our use of cash generated by continuing operations was focused on returning cash to shareholders through both dividends and share repurchases and lowering our overall debt levels.

As noted in our press release this morning, we have extended our $700 million five-year unsecured credit facility. The strength of our credit profile, operations, balance sheet and cash flow generation, enabled us to work collaboratively with our existing bank group to extend the term of the facility by nearly two years. The credit facility now covers a five year period expiring in May 2020 and provides us lower rates and fees and maintains a similar structure and financial covenants as our previous facility. Additionally, working with our bank group, we were able to expand the types of indebtedness or financing arrangements the Company can enter into in the future.

In the first quarter of fiscal 2015, we invested $35 million to repurchase 753,000 shares leaving us with $165 million available on our current share repurchase authorization as we began second quarter. Additionally, we returned $10 million to shareholders with our quarterly dividend payment in April of $0.19 per common share.

As noted in a separate press release, this morning our Board of Directors declared a quarterly cash dividend for the second quarter of fiscal 2015 also at $0.19 per share. This dividend is payable on June 26, 2015 to shareholders of record as of the close of business June 12.

Now turning to guidance for Q2, we expect income from continuing operations to be in the range of $0.31 to $0.35 per diluted share, compared to income from continuing operations of $0.31 per diluted share in the second quarter of fiscal 2014. Our guidance is based on a comparable store sales increase in the 2% to 3% range compared to a 1.7% increase in Q2 of fiscal 2014 with total sales essentially flattish compared to last year due to the lower store count.

The gross margin rate for second quarter is expected to be essentially flat compared to last year as are expenses as a percent of sales.

In terms of our outlook for the full-year, we have narrowed our range of annual guidance of income from continuing operations to be in the range of $2.80 to $2.90 per diluted share compared to prior guidance of $2.75 to $2.90 per diluted share. This change is reflective of our Q1 performance and plans for the balance of the year. This level of earnings would represent a 14% to 18% increase over income from continuing operations of $2.46 per diluted share in 2014.

Additionally this guidance is based on a comparable store sales increase in the low single-digits and total sales essentially flat compared to last year. We estimate this financial performance would result in cash flow of approximately $175 million.

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MAY 29, 2015 / 12:00PM, BIG - Q1 2015 Big Lots Inc Earnings Call

One final observation on guidance, the numbers we are sharing today, albeit slightly different than published analyst estimates, are in line with our own internal expectations, both in total and from a calendarization perspective.

Looking at Q1 actuals and Q2 expectations, spring season EPS is expected to increase in the 12% to 17% range, fall season or Q3 and Q4 EPS is expected to increase in a similar range depending on if you look at the quarters or try to squeeze it out utilizing the full year. Our team is on track to our annual operating profit goals and confident about our outlook for the balance of fiscal 2015.

So with that, I will turn it back over to David.

David Campisi - Big Lots Stores, Inc. - President and CEO

Thanks, TJ. Before we open up the lines for questions, I want to share a few thoughts in closing. I recently had my two year anniversary with Big Lots and when I look back and consider where we came from, I could not be more proud of this team and what we have accomplished together. We established Mission, Vision, and Values and we live them every day. We have significantly improved our Company culture and we measure and hold ourselves accountable.

We developed the SPP focused on three key pillars, Jennifer, our Associates, and our Shareholders. We completely changed our buying processes and disciplines i.e., QBFV. We focused our portfolio on U.S. retail operations with the wind down of our Canadian and wholesale businesses. We have driven five consecutive quarters of positive comps and delivered upon our financial commitments each and every quarter. We returned over $320 million of cash to our shareholders through dividends and share repurchase activities.

We have a seasoned group of professionals and have attracted top talent. I am confident in our leadership team. In fact, just last week we announced the appointment of Rocky Robbins as General Counsel and Corporate Secretary. Rocky is a highly respected member of the legal community and will be a tremendous fit to further enhance our culture and contribute to the long-term success of our strategic plan.

Next, we are managing our business for the next three to five years, not quarter to quarter. We are making investments for the future. Recently we announced to our associates our intention to relocate to a new, state-of-the-art distribution center in California. The new facility will be equipped with upgraded hardware, vehicles, and systems to support more West Coast Big Lots stores and potentially our Ecommerce platform. We expect the new facility to open in mid-2017 and will require modest levels of net investment.

Additionally, we have established the Big Lots Foundation and our associates have enthusiastically supported our philanthropic efforts focused on healthcare, housing, hunger and education, elevating the perception of Big Lots in our communities.

And finally working with our Board, the combination of enhanced governance practices and consistent performance enabled us to receive very high marks from our shareholders during this most recent proxy season. All major accomplishments in two short years.

Next I want to say a very sincere thank you to our loyal and long-term shareholder base for their confidence. At yesterday's annual meeting, we received across the board support for our directors and all our proposals presented.

Under our slate, our Board of Directors underwent a significant change this year. I would like to thank Peter Hayes, Brenda Lauderback, Jim Tener and Denny Tischkoff for their leadership, support of our strategy and turnaround efforts, and for their many years of dedicated service. I also want to welcome Marla Gottschalk, Cindy Jamison, Nancy Reardon, and Wendy Schoppert to our Board. We are thrilled to have their new perspective, fresh thinking, and insight.

We are also proud of the fact the composition of our independent Board members is equally balanced, both male and female. We are walking the walk as we focus on Jennifer and our future.

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MAY 29, 2015 / 12:00PM, BIG - Q1 2015 Big Lots Inc Earnings Call

Additionally, at yesterday's annual meeting, you awarded us with another resounding "For" on our say on pay proposal. We, along with our board, have worked extremely hard to solicit feedback and reshape our company from a governance and compensation perspective. Our comp programs are heavily focused on performance just as you asked for, and we are delivering.

My closing remarks would not be complete without thanking our associates in our stores, our distribution centers and along with the office here in Columbus for another solid performance this quarter. We are one team with one goal where are four Cs, curiosity, courage, confidence and consistency are evident each and every day. It is not business as usual at Big Lots, and I appreciate your support of the strategy and the engagement in our journey.

With that, I will turn the call back over to Andy.

Andy Regrut - Big Lots Stores, Inc. - VP of IR

Thanks, David. One final comment. During Q1, two additional sell-side analysts initiated coverage on Big, increasing the total number of analysts to 17. We are very appreciative of the support. In an effort to give you an opportunity this morning, please ask just one question. We will keep the lines open as time permits for a second round of questions. Feel free to get back into the queue if you have additional areas you would like to discuss. Alternatively, I will be available after today's call.

Vicki, we would now like to open the lines for questions.

QUESTIONS AND ANSWERS

Operator

(Operator Instructions). Peter Keith, Piper Jaffray.

Peter Keith - Piper Jaffray & Co. - Analyst

Thanks. Good morning, everyone. David, I just want to ask a high level question on the merchandising. Clearly there has been a lot of changes at the store and it is very evident just from walking stores across the country. I'm wondering if you feel if a lot of the heavy lifting and big changes are already done at this point and what we might see going forward is just ongoing tweaks?

Then as a related point to that, it seems like the one area there hasn't been a lot of change has been the furniture category, maybe that is a misinterpretation. But I'm wondering if you could comment on that as well? Thank you.

David Campisi - Big Lots Stores, Inc. - President and CEO

Sure. Thanks, Peter. The merchandising process is always going to be evolving and I tell my folks all the time -- it drives them nuts sometimes that I say we are at the beginning of the beginning. It is really about honing in and sharpening the saw and always making improvement and driving the QBFV and other challenges that we put in front of ourselves. I would say that discipline obviously is working and you can't lose focus on that or you become complacent. So it is evolving and it will continue to evolve and we believe a lot of the heavy lifting is done.

However, it is continuous improvement so we will continue to improve in all of our categories throughout the area and as we identify those five big categories where we win and then we have the convenience businesses that are really coming to life and you see that evidence in the store.

As far as the Furniture department, I would tell you that Martha has been running that thing now without a divisional for quite some time and she is working directly obviously with the team and she has done an outstanding job of really getting them focused and there have been changes in

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MAY 29, 2015 / 12:00PM, BIG - Q1 2015 Big Lots Inc Earnings Call

there. You just may not see them but there is some improvement in price points and quality and especially in some price points in upholstery and also in mattresses. Those two areas have really, really stepped up and I think in case goods, we are seeing the quality improvements as well.

So again, it is just an evolving process that we will never let up on. It is just the way --that is what real merchants do, they are never, ever satisfied.

Operator

Paul Trussell, Deutsche Bank.

Paul Trussell - Deutsche Bank - Analyst

Good morning. I want to focus on some category color. As we think about you guys fully anniversaring the "Edit to Amplify", David, just can you help us understand what the change in trajectory of trends has been to date on those areas like Hard Home and Electronics and Toys that had been edited sharply a year ago? How do we expect that trend to go throughout the balance of the year?

Second is on the Seasonal category, and TJ, I believe you said that was down in the first quarter, just help us understand the thought process as we head into 2Q given that that category does step up in importance?

Lastly, on the Food side, I believe you said Food was up mid-single digits. If you can just give us a little bit more detail about the extent that some of the products in the coolers are resonating with customers and what kind of the cadence of how that is improving the cadence of trip frequency? Thank you.

Tim Johnson - Big Lots Stores, Inc. - EVP and CFO

Paul, it is TJ. I heard three different things in there. So let me try to address the trajectory questions and ask David to maybe speak to the quality of assortments and how he feels about the businesses going forward.

I think first as a general statement, let me kind of just share with everybody because I know this is probably a question everybody has. In terms of guidance for the second quarter at a 2% to 3% comp coming off of a 1.6% comp in the first quarter, we do see an acceleration in the overall store performance coming out of first quarter and second quarter. That is based on two things. That is based on comps in the month of Marple or Marple, March and April combined, where comps were up in the high 2s. It is based on May sales to date including the all-important Memorial Day weekend where comps are solidly in that 2% to 3% range. So we have seen acceleration coming out of first quarter but really in the back half of first quarter and we have seen that sustained in the month of May.

In terms of category trajectory, Furniture continues to outperform the store as expected. Soft Home with expanded footage which was an SPP initiative and executed at the end of first-quarter, is also a leading category. Food, which we commented on as being up mid-single digits internally, we would have hoped for a little bit more than that in the first quarter. However, we have got our arms around that business like no other. The team is doing a great job responding to trends and I'm happy to say that as we have started the second quarter, those Food comps are more back up in the high single-digit range or where we expect them to be.

So we feel very good about the Food business going forward. That includes DSD coolers and freezers as well as candidly, the bigger part of the assortments is categories like specialty food, beverages, snacks, candy, etc. So the team has done an excellent job navigating out of first quarter into second and we have seen that business respond. Consumables up low single-digits in the first quarter, still feel very good about that business, two additional private label brands which again enhance that consistency from Jennifer.

From a Hardlines perspective and Electronics and Accessories, you are right, we anniversaried the "Edit to Amplify" in first quarter and as we have seen early results in second quarter, those businesses have gone from high single-digit negatives or low double-digit negatives and are starting to approach flat to slightly down. So that is working as we would have anticipated.

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MAY 29, 2015 / 12:00PM, BIG - Q1 2015 Big Lots Inc Earnings Call

You are correct, Seasonal is a big business in second quarter. We have expectations particularly in Lawn and Garden and Summer that it will go positive. However, please remember we actually downsized Toys again in the first quarter of this year. That business will be negatively impacted, that rolls up into Seasonal, that was planned. It is not a reaction.

So what I am trying to help you understand again from a trajectory standpoint and then David can certainly speak to the quality of what is going on in the categories, from a trajectory standpoint, those things are happening in line with our plan, really no surprises there. I think the team between Rich and Lisa and Andy from a marketing perspective, they've got their hands on the wheel, everything is working as we would have anticipated. So, David?

David Campisi - Big Lots Stores, Inc. - President and CEO

Paul, just to add to that, I would tell you that back to what Peter asked about is, it is a continuous improvement and tweaking of the businesses. And I would tell you the last two weeks I sat through the planning meetings for all the businesses for spring 2016 and in those areas that we are now calling convenience businesses, electronics, home maintenance, stationery, etc. that some of it sits in Hard Home, some of it sits obviously in Electronics, the teams are doing an outstanding job of putting together plans as we continue to reduce some linear footage as we have talked about in our SPP.

It is not a one year hit, it is a three year plan that will continue to evolve, and we think the assortments in there have improved significantly and what I am seeing for spring 2016 is significant improvement in electronics, home maintenance categories, stationery strategy looks very solid.

From a QBFV point of view, I couldn't be more excited, and I think that what you need to know and TJ obviously talked about the trajectory, the businesses that we said we were going to win in, we are winning in and the strategy is absolutely working. There is nothing embedded in this that is not. In fact, I am more pleased than ever with how well Michelle's team has managed Electronics and parts of the Accessory business and has made plan in the first quarter and they continue to perform at a level that we expected them to perform.

I believe by the time we get into 2016, those big headwinds will be behind us and those businesses will start to comp positive as well.

Operator

Brad Thomas, KeyBanc Capital Markets.

Brad Thomas - KeyBanc Capital Markets - Analyst

Thank you, good morning and let me add my congratulations on a nice start to the year here. My questions are around traffic and how Jennifer is responding to all the changes in your stores. It is clear from a P&L standpoint that we are seeing positive impact, but I was hoping that you could talk a little bit more about what you are seeing either in terms of the transaction trends, the early results that you have from the traffic counters or any other data that you are able to share about how Jennifer is responding, particularly in these stores that might be more ahead of the curve on things like furniture financing and the freezer cooler reset. Thank you.

Tim Johnson - Big Lots Stores, Inc. - EVP and CFO

Yes, Brad, it is TJ. We are measuring traffic now in all of our stores and developing a baseline, looking at it week to week, day to day to try to understand and get comfortable with the data. It is a nice byproduct that we are receiving as a result of rolling out EAS, or electronic article surveillance measurement and equipment in our stores.

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MAY 29, 2015 / 12:00PM, BIG - Q1 2015 Big Lots Inc Earnings Call

It is premature for us to comment on traffic levels though candidly. That is not a metric and conversion is not a metric that we are holding our teams accountable to yet. That is a 2016 initiative as part of the store revolution that Nick and Lisa are leading. So I'm not going to comment on traffic or those metrics at this point.

I would just tell you that the challenges that we incurred in the first quarter are going to be predominantly transaction driven. Think about our prepared comments on weather particularly in certain markets of the country. The good news for us though is building out that basket, she is recognizing, Jennifer is recognizing and communicating back to us the improvements that she is seeing in our store not only from an execution standpoint although it is still very early, but as David said from a QBFV standpoint.

So to have transactions to be lower than last year in the first quarter and still comp up 1.6 on top of a positive comp last year, it tells you some of our bigger businesses are working, we are building out that basket. She sees the value, she is willing to pay higher average item retail in certain categories and importantly too, she is filling out the basket with units.

So from our perspective, Brad and others who may have the question, I don't want you to walk away feeling as if it was our plan that transactions should have been up in the first quarter, it was not. Those trends and that customer mindset we think takes longer to change than even just the 12 months we have been at it in 2014. Again, from our perspective, we are very pleased with where we ended the first quarter and how we have started the second and that is what is most important from our perspective.

Operator

Patrick McKeever, MKM Partners.

Patrick McKeever - MKM Partners - Analyst

Thanks, good morning everyone. Just on Furniture financing, Easy Leasing, as you have extended that into I guess areas a little bit beyond the core Furniture business, grills and patios sets and whatnot, how has the response been there and is there an opportunity I guess to kind of continue to expand the products that one can finance?

Tim Johnson - Big Lots Stores, Inc. - EVP and CFO

Patrick, that is a great question. We are very bullish on the Easy Leasing program and the opportunity for more and more customers to learn about financing Furniture and other categories in our store. That is all based on results. That is not a gut feel on the part of the team, that is based on results. I think in the prepared remarks we talked about stores that are now in year two of having financing available. They are comping the comp, and in any given week, Patrick, those stores are seeing Furniture comps that are up in the mid- to high-single digits on top of very strong performance in the prior year. So we do believe we are still to coin David's phrase, we are still at the beginning of the beginning on this one.

The addition of Soft Home has been well received early. The expansion or really having the Seasonal area of the store, big-ticket Seasonal available for the full spring season this year versus last year obviously is an opportunity for us, and as we look to the back half of the year, candidly as part of the Store Revolution that Lisa and Nick are leading, there will be an expanded Furniture sales training program available to our teams for the first time maybe ever in terms of the training that we are providing them on how to raise that ring and really close the sale. Furniture financing or Easy Leasing is another tool for them to be able to execute to that.

So we feel like we are still very early in developing out this program with our customers. Again keeping in mind that that Furniture customer may be in the market to buy Furniture maybe once or twice a year if that. So for those customers who haven't been in the market, it is not inconceivable to think they may not know we have a Furniture financing program. So that is where Andy and his team from a marketing perspective really take over too and have made a big deal about it in circular, in print, socially and some of the loyalty card programs and couponing activities that we have tested here in the first quarter.

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MAY 29, 2015 / 12:00PM, BIG - Q1 2015 Big Lots Inc Earnings Call

So we could talk about Furniture financing probably for a very long time but I will stop there.

Patrick McKeever - MKM Partners - Analyst

And this is kind of a related question, I'm not trying to get a second one in necessarily -- maybe. But on the port situation, why wouldn't that have had more of an impact on your Furniture business? I know you do a big business in mattresses and a lot of that is sourced domestically but it seems like I would have thought you would have seen some impact. Did you have to just on some of the Ready to Assemble and some other areas of the Furniture business, did you have to do any kind of rerouting or early delivery or take early delivery, anything like that? Were there any issues there I guess is my question on the port situation?

David Campisi - Big Lots Stores, Inc. - President and CEO

Patrick, this is David. It is a good question. I would tell you in the prepared remarks I called out that there was a little disruption in the port activity primarily more impact in the seasonal area with Patio Furniture and Lawn and Garden, a much lesser degree in Furniture obviously. As you know Serta, Seeley, those guys are all domestic. So the Upholstery piece, Ashley has factories here in the U.S. as does United so we really didn't have big backups on what we call the kits that come in from Asia and then they get built here, the Upholstery and so on so that area was not really impacted.

I would just tell you that Carlos' team, our guys that are in that transportation area just were really out in front of it, and I think we talked about this on the last call about Christmas and how we felt about coming into the first quarter. They really have just been on top of it ,and I think that that has been our key is managing to get those containers out of there. We were behind I would say early on in the first quarter. There was probably a three to four week concern on some items and categories but they managed to get it caught up and we are absolutely fine now and it is behind us, but it really did not have any material impact on the business.

Patrick McKeever - MKM Partners - Analyst

Okay, got it. Thanks, David.

Operator

David Mann, Johnson Rice & Company.

David Mann - Johnson Rice & Co. - Analyst

Yes, thank you. Good morning. A question about what you are doing in marketing, have seen a lot more use of coupons and some of the messaging to your Buzz Club customers. So I'm just curious can you talk a little bit more about that activity, what kind of performance or response you are seeing there, what we should expect in the future?

And then also in terms of the Texas market, a big market for you, any comments about how that region is performing given some of the oil price declines and also anything from the floods going on there in May having an impact on your business? Thank you.

Tim Johnson - Big Lots Stores, Inc. - EVP and CFO

David, it is TJ. So I will play marketing guy for a minute. Jennifer loves coupons. She sees value in coupons and that is what we are all about, surprising her in every aisle every day with value. It is a little bit of a new tool for us, and we were very pleased with the response we got when we executed some of those types of events in the first quarter.

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MAY 29, 2015 / 12:00PM, BIG - Q1 2015 Big Lots Inc Earnings Call

Additionally, I want to point out from an inventory and merchandise management standpoint, we were able to execute those all within our markdown plan and markdown budget which again speaks to the disciplines that David mentioned in his prepared comments. So we feel very good about the opportunity at certain times of the year to utilize that if need be.

The second part of your question, Texas, I am sorry. That is a great call out. From our perspective, again the results that we saw in March and April and particularly here in the last couple of weeks of May are encouraging to us in total recognizing there were certain regions of the country, particularly Texas, where we had a tough go over the last couple of weeks. As you know, it is a big state for us, well over 100 stores, the majority if not all of those comps stores. So to be able to execute to deliver the comp in first quarter, Marple and in early May is very encouraging to us.

To my knowledge, we have not had any significant store closure activity, any significant damage related to our stores and really that is a very seasoned team down in Texas led by one of our more senior regional team leaders, and I am sure they are working extremely hard to be ready for Jennifer every day. We watch sales every hour, every day, David, as you know and of late in the last couple of days, it looks like maybe people are starting to come out again so hopefully the toughest part is behind us.

But whether it is Texas, whether it is other states or whether it is a deal we had last year that we don't have this year in a certain category, that is what we get paid to manage as a business and I think again, the consistency that David and the new team have brought from a merchandising standpoint helps us weather those -- pardon the pun -- helps us weather those difficult times whereas in the past we weren't as good at that.

So I take it has a very positive sign that we are able to work our way through more difficult times on a regular basis now, not just on an exception basis.

David Mann - Johnson Rice & Co. - Analyst

Great, thank you.

Operator

(Operator Instructions). Jeff Stein, Northcoast Research.

Jeff Stein - Northcoast Research - Analyst

I will ask a finance question. TJ, at the low-end of your guidance range for the second quarter, you were kind of looking at flat and I know that expenses and so forth can be a little bit lumpy quarter to quarter but given that you have got kind of a flat expense leverage point if you do only a 2% comp, why the flat earnings expectation? Maybe you could talk about kind of what is going on in the P&L there. Thanks.

Tim Johnson - Big Lots Stores, Inc. - EVP and CFO

I'm glad you asked, David, or Jeff. I'm glad you asked finance question. I think it is important to note because I know again that a lot of models had different expectations for second quarter than we have guided to or that we are talking about today. I think it is real important for everybody to understand in many areas of the business we are investing ahead of benefit, not necessarily always from a CapEx standpoint but also from an expense standpoint. So for instance, in first and in second quarter again, the Store Revolution and the rollout of all the different initiatives and training related to those initiatives being dock to stock, automated labor scheduling and coming soon in the third quarter, Furniture sales training, those are investments ahead of a benefit.

Additionally, from an asset per (technical difficulty) standpoint in terms of EAS systems, alarming our stores, cameras in our stores, all of those different activities that have been going on that are now complete as of the end of the first quarter, there is expense associated with those and

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MAY 29, 2015 / 12:00PM, BIG - Q1 2015 Big Lots Inc Earnings Call

really the benefit comes later as we move through 2015 and we start to see hopefully markdown activity as well as return activity. And then as we get into the end of the year when we take our next physical inventory, we would expect lower shrink results.

So in many regards in the first and second quarter, we are investing ahead of benefit to come later in the year. So that is why it was so important that we wanted to call out the calendarization of how we are guiding is very consistent with how we planned the business and what our expectations were internally.

Jeff Stein - Northcoast Research - Analyst

And just a real quick one on CapEx, it looked like you might go back to kind of $100 million to $110 million of CapEx following I guess kind of a peak this year. But with the new DC or relocation of the DC in California, is that going to change your CapEx outlook appreciably as you move into 2016 and 2017?

Tim Johnson - Big Lots Stores, Inc. - EVP and CFO

There will be CapEx incremental to our original SPP that will hit primarily in 2016. As soon as we are finalized with kind of, I will say the financing aspect of how we are going to go about building and relocating our distribution center, I will be more prepared to speak to those comments. But there will be CapEx coming in 2016 that might not have been, was not in our original SPP expectations.

Having said that, from a cash flow standpoint, you know from following the Company for a long time now, Jeff, that we own all five of our distribution centers including the one we anticipate relocating in California. That location is of high value, it is on distribution center row so of speak in the Inland Empire and we don't see a need for two distribution centers in California which is why we are going to relocate here sometime in the next couple of years. So from a cash flow standpoint, it is important to understand obviously we will be looking at some point to market that building and as we get prepared to move into the new one.

So CapEx yes, in 2016, cash flow opportunity to partially offset if not fully offset the CapEx need is what we are looking at as we market that building here in the next several quarters.

Jeff Stein - Northcoast Research - Analyst

Okay, thanks a lot.

Operator

Anthony Chukumba, BB&T Capital Markets.

Anthony Chukumba - BB&T Capital Markets - Analyst

Good morning. Thanks for taking my question, and I promise to actually limit it to one question. So you talked about the fact that your Seasonal business was negatively impacted by weather in the first quarter and then you also talked about the fact that the West Coast port slowdown only really impacted your Seasonal business. So I guess my one question is do you then have any sort of incremental markdown risk in the second quarter going forward in your Seasonal business? Thank you.

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MAY 29, 2015 / 12:00PM, BIG - Q1 2015 Big Lots Inc Earnings Call

Tim Johnson - Big Lots Stores, Inc. - EVP and CFO

Anthony, this is TJ. I guess from our perspective, there are a lot of questions around what amount of business do you recover versus what is permanently gone. We watch that every day, every week, follow a glide path. Actually the team has daily forecasts when it comes to the Seasonal business so we are as on top of it as we can be. Could there be a little bit of incremental markdown risk in the second quarter? That is absolutely a possibility. So I wouldn't want to diminish that.

But I guess from our perspective, what we are encouraged by is the fact that almost to the day when we see weather trends improve whether it is in Texas or California in warmer weather markets or whether it is here in Columbus, Ohio and it is now in the 80s instead of the high 60s or low 70s, we see those businesses respond. So I think the important thing for us is we are all over it from a daily, weekly forecasting standpoint. We are looking at how to flow the inventory maybe differently than the original plan meaning we know different markets are responding differently based on their weather pattern.

So there is a lot of detail that goes into understanding what our business looks like every day. We are doing the best we can with it, we think we have tried to capture what if any risk there might be and candidly if we need to make decisions and take more markdowns in Seasonal and look at other promotions in other areas that might not be as important in the second quarter, we will do that.

Coming out of the second quarter clean on inventory compared to last year or compared to plan is a priority. As you know, the Seasonal business, particularly and Lawn and Garden and Patio Furniture, etc., does have a longer life than say Christmas trim or maybe even Pools.

So long-winded answer but the team is all over, we've got an experienced team in that area. We feel very good about what we are offering, but we will work our way through the second quarter as best we can.

Anthony Chukumba - BB&T Capital Markets - Analyst

That is helpful. Thank you.

Operator

Dutch Fox, FBR Capital Markets.

Dutch Fox - FBR Capital Markets - Analyst

Good morning, guys. So I wanted to ask a little bit of a longer-term question, more forward-looking. You guys have talked to your operating margin goals, it has been about a year or so since your analyst day and you broke out the detail on it. I was kind of wondering if you could give us an update about where now you view the longer-term earnings power of this company, this platform. What kind of sales per square foot metrics you need to get in and how we should be looking at the longer-term earnings power in the light of what you have learned in the last year and also what seems to be some upcoming necessary investments in the business? Thank you.

Tim Johnson - Big Lots Stores, Inc. - EVP and CFO

Dutch, it is TJ. We have not updated the long-term model as you know. Candidly, that is something that we are going to be going through here over the next few months with our Board of Directors and that would include an update on 2016, 2017, and as David mentioned, three to five years out, where do we want to compete and how do we want to differentiate further?

Having said that, we have delivered every single quarter on what we guided to from a financial standpoint on the last earnings call as we talked about annual guidance, I mentioned to you that in order for us to deliver on those SPP goals -- primarily I'm thinking about the 6% operating margin

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MAY 29, 2015 / 12:00PM, BIG - Q1 2015 Big Lots Inc Earnings Call

goal -- we have to be toward the higher end of our guidance or the higher end of that model which called for a 2% to 3% comp. So we know 1.6 every quarter is not going to get it done and not going to get us there.

I don't know Dutch, that we think that even that model -- I know we think that that model does not at $170 a foot and a 6% operating margin rate, that just kind of gets us into the conversation. Our goal as a management team is obviously set much, much higher than that and looks much, much further out. So from our perspective, we know that comps have to accelerate and they have as we have come into second quarter which enabled us to guide to 2% to 3% instead of low singles.

We believe we have a number of initiatives to drive topline going forward. It is premature though for me to sit here and kind of update three year goals until we have really added that third year in now because it is rolling and walk through that process and engage with our Board. I would just say that again from an execution standpoint and a consistency standpoint that has long been a challenge for shareholders to get comfortable with the inconsistency in our business, I think we have taken down that barrier, we are more consistent today.

We've got a team in place that is managing their business with much more discipline than we have had, and I think we have total buy-in on the part of the team now extending on into the Store Revolution. So we feel very good and feel like we have done exactly what we said we were going to do. We know we need to see some level of sustained acceleration in comps and we are hopeful coming into the second quarter that those trends are now starting to unfold just as we thought they would.

David Campisi - Big Lots Stores, Inc. - President and CEO

If I can just add one comment too, Dutch, is that we are in it for the long haul, not the short haul, right? And so as we changed many, many habits and processes over the last 24 months and it was very well embraced by the BPARM teams, I would just tell you that I intentionally did not launch a very strong campaign on velocity per lineal foot, units per door, per week and that is the next level of conversation that is taking place at this point and we are challenging ourselves to do more. And when you talk about sales per square foot, obviously we look at that gondola on a linear basis and how much more productivity can we get in every 4 foot section and those conversations are happening now about being bolder and thinking bigger. And again, this isn't a one year fix, this is a long-term strategy that is going to drive some of that operating power that you are talking about over time. We just can't put a number to it yet as we continue to work our way through that. And I would say by the time we get to the end of the year or the first part of next year we are going to have a much clearer understanding of how big is big.

Dutch Fox - FBR Capital Markets - Analyst

Thank you very much.

Operator

Matthew Boss, JPMorgan.

Matthew Boss - JPMorgan - Analyst

Nice quarter. So I know you don't break it out specifically, but could you speak to any changes in the traffic versus ticket composition over the past five quarterly positive comps versus the negative comps that you saw in 2012 and 2013? Again, just any change in the composition between traffic and ticket that you have seen?

Tim Johnson - Big Lots Stores, Inc. - EVP and CFO

Matt, I would tell you that directionally again absent markets that have weather, absent a tough February, those I will call them outliers but they are part of our business, but I don't think are a true indicator of how the business is performing. Directionally, we have seen some level of the

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MAY 29, 2015 / 12:00PM, BIG - Q1 2015 Big Lots Inc Earnings Call

improvement from a transaction standpoint but again, I want to caution when we are talking about improvement, it is relative to the trend. I'm not sitting here telling you that transactions were positive in the first quarter, they were not. We articulated that a little bit ago, but I think from our perspective directionally in certain quarters where comps are stronger, we have had some level of encouraging signs. It is a long-term view that we are taking on this as David said.

And really from our estimation anyway, we have traffic in our stores each and every day. We are starting to understand better what conversion looks like and how big that opportunity could be, hence the Store Revolution, roles and Responsibilities, Dock to Stock, Automated Labor Scheduling, those are all tools that a store team leader, district team leader, regional team leader now have to try to be better prepared to convert Jennifer when she is in the store today than they have ever had before.

Additionally, albeit small in terms of transactions but big in terms of opportunity from a sales training standpoint in Furniture, that is ahead of us. 2016 and measuring and holding teams accountable to conversion and that traffic that we are working hard to generate each and every day from our view that is an opportunity that we have really not even touched the surface on.

So this is not something that we expected to turn overnight. We have improved the consistency in our business clearly. And maybe most importantly at least from my standpoint and we talk about this a lot as an executive team, as we have come into the first quarter and we are up against positive comps for the first time in a long time, we are comping the comp. So a lot of positives happening in the business and from our perspective, no real surprises, big surprises that have said to us the strategy needs to shift, move or change and I think that is important for everybody to understand.

David Campisi - Big Lots Stores, Inc. - President and CEO

Matt, I would just add to that, too, this is David, that our guys enthusiastically jumped all over this traffic counter thing in our stores and what Nick and Lisa and the team are doing there is measuring prior week's traffic to this week's traffic as we build history and that is the important thing is this is the year of building history. So next year to TJ's point, we will be able to speak to it clearer and we will also be able to hold our folks accountable for traffic and conversion. So it is exciting because we have a dashboard that we are looking at on a daily basis, but it is measuring last week to this week so it can look a little goofy some days and drive me crazy. But the most important part of it is Nick is and the seven regional team leaders are looking at it every day and pushing hard to improve our performance and those are things that you guys need to understand out there.

When we talk about the Store Revolution, not having traffic counters, not having cameras in the front of the store, not having cameras in the stock room, all these things that we are doing are things they are loving it because we didn't give them these tools. And they are getting all the things they need. Automated scheduling is going to be game changing for us as well. So again, hopefully a year from now when you ask that question, we will be able to give you a very clear picture.

Matthew Boss - JPMorgan - Analyst

That is great. Quick housekeeping, on the model is 51 million to 52 million shares outstanding at the end of the year, is that still the embedded share count guide for the year?

Tim Johnson - Big Lots Stores, Inc. - EVP and CFO

The average number of diluted shares for the year, yes, which can be different than outstanding as you know. But yes, that is what we are utilizing for our EPS estimates.

Matthew Boss - JPMorgan - Analyst

Okay, great. Best of luck, guys.

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MAY 29, 2015 / 12:00PM, BIG - Q1 2015 Big Lots Inc Earnings Call

Operator

Meredith Adler, Barclays.

Meredith Adler - Barclays Capital - Analyst

Thanks for taking my question. I will just keep it simple, you are working on Ecommerce and you had at one time said that the guidance for this year didn't include any expenses you might spend on Ecommerce. Do you have any kind of an update for us on what you think you will be spending, is it going to change the outlook for earnings per share very much?

Tim Johnson - Big Lots Stores, Inc. - EVP and CFO

Meredith, it is TJ. Actually let me clarify, I think what we said on the March call was that embedded in our annual guidance is about a nickel a share in drag in terms of Ecommerce expense. Again ahead of a benefit which in terms of a sales benefit comes in the form of 2016. I think what you might be remembering is in our investor day when we talked about our goals of a 6% operating margin, there was no accounting for Ecommerce and the related potential EPS drag in our SPP model so that was totally a retail number. So for this year, nickel drag. To anticipate the next question, we saw about $0.5 million of expense in round numbers in the first quarter related to Ecommerce. So again, if you tax effect that, it was not quite a penny but it is close. So $0.5 million in first quarter, nickel drag to the year, Ecommerce was not embedded in our SPP model which called for 6% operating profit number. That was a retail only goal.

Meredith Adler - Barclays Capital - Analyst

Okay, thank you very much for clarifying that.

Operator

Joe Feldman, Telsey Advisory Group.

Joe Feldman - Telsey Advisory Group - Analyst

Good morning and congratulations on the quarter. Some of my questions were asked so I'm going to ask a little more detailed one. TJ, I think you mentioned that severance was sort of an unexpected increase. And I was curious if you could give a little more color behind that? What was that related to and is that something we should think about going forward?

Tim Johnson - Big Lots Stores, Inc. - EVP and CFO

Sure, Joe. We don't plan severance coming into the year. I think that is the quick answer. We had a couple of different situations where changes were made in leadership, both here in the home office and in our stores. We are not talking about a store team leader, we are talking about much higher level that would round up to some of those types of numbers. As David mentioned in his prepared comments, we welcomed Rocky this past week. Additionally, we haven't spoken a lot to it but as it relates to the rollout of the Store Revolution and some of the metrics that we are going to be holding our teams accountable go forward, we actually have as you know seven regions throughout the country sitting here today. We have people in new positions or new regions that have mostly come from outside the business.

So the assessment of talent that David and the team went through and the Board went through when he joined us started here in the home office and now as we move into the Store Revolution has rolled out into the stores. So it is both home office and stores. It was not planned and that is the reason to call it out to help everybody understand that from a leverage standpoint and how we are operating the business, we still feel very

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MAY 29, 2015 / 12:00PM, BIG - Q1 2015 Big Lots Inc Earnings Call

good that we can leverage SG&A in that flat to slightly positive comp. And the calendarization of it we have done internally and I think it is just a little bit different than maybe what other analysts and investors might have been expecting but it is very consistent with our plan.

David Campisi - Big Lots Stores, Inc. - President and CEO

Joe, it is David. I would just add to that that I have been very consistent in talking about what makes us successful is our people and the strategy is great, but if you don't have the right people to execute it, it doesn't matter. So we again in the quarter made some decisions that we needed to change the talent and improve the talent and that is what we do and quite candidly sometimes you make a hire and you make a mistake and I am the kind of leader that recognizes that and is fully transparent if we made a mistake let's take care of it and move forward and that is what we have done.

It shouldn't be -- I think this is probably one of the biggest quarters we will probably have for the rest of the year for sure and again I think that we have got a solid team of seven out there and so that is behind us and here in the corporate office as well, but it is truly about making sure that we have A players in the building who don't tolerate anything beneath that.

Joe Feldman - Telsey Advisory Group - Analyst

Thanks. Good luck with this quarter.

Operator

Dan Wewer, Raymond James.

Dan Wewer - Raymond James & Associates - Analyst

Thanks. David, the Company's revenue has essentially been flat for the last three years and the key reason for that obviously is the lack of net unit growth in the business. Do you see an opportunity for Big Lots to grow its square footage without sacrificing things like sales per square foot or operating margin rate? And if so, when do you think that would develop?

The second part of my question is similar, the "Edit to Amplify" strategy has resulted in net inventory per store declining about $45,000. Do you see an opportunity to reinvest that savings in inventory into inventory growth and again without sacrificing GM ROI?

David Campisi - Big Lots Stores, Inc. - President and CEO

I will try to answer both of those and maybe have TJ weigh in a little bit too. But I would tell you we do have a strategy that we have been very clear about over the three year period of closing more stores than opening. As you know, the guys go through a renewal process on a monthly basis and we make decisions on which stores we are going to close or renew and so on. But I think that as we continue to get the business stabilized which we have done, that we need to improve as I said earlier to one of the other guys, the velocity sales per linear foot in the box. The productivity needs to improve so that we can turn the inventory faster and drive more topline and that is really the strategy of growth.

I would tell you that that doesn't mean that if there was an opportunity for us to acquire some stores that were available to us and it made sense for the Company that we would be all over that. So we are always open to that but right now the strategy is to maintain the current fleet and candidly continue to improve the performance in the box.

And as far as "Edit to Amplify" and reinvesting in the inventory, quite honestly we do that. I mean our food inventories are up and we added the balance of the freezer coolers this spring season so the good news is that business turns faster than all the other businesses in the box. So we will

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MAY 29, 2015 / 12:00PM, BIG - Q1 2015 Big Lots Inc Earnings Call

invest where the opportunity is. We have invested in the Furniture business, and we will continue to do that. We have been much more aggressive in Furniture, in funding it and adding inventory than probably ever in the Company's history.

As you know, we downsized some businesses and gave Furniture more space and we will continue to do that over the next five years as we figure out how to manage that business more efficiently. And quite honestly, that is an area of heavy, heavy focus on how we assort based on square footage, whether it is 2500, 3500 or 4000. And the Furniture team has a separate KRA that is clearly just focused on how do we drive more sales per square foot and that is where we see big growth coming from.

Tim Johnson - Big Lots Stores, Inc. - EVP and CFO

I think just to add on there, Dan, I think on the store count question from our perspective as the business continues to be more consistent, grow sales per square foot, as the operating margin expands, our hope would be that the number of store closings actually comes down a little bit over time and that net number starts to flatten out over the next two to three years. Again that is not what is embedded in our SPP but clearly as we are working toward a more productive company and a more productive box, that could be one byproduct.

I think what we all are aligned on internally including our Board of Directors is we do not want to open new stores for the sake of opening new stores. And our real estate team is very plugged in and connected throughout the country and candidly there are some markets we would love to grow in that we just can't afford it right now. We think we can someday but we are not there.

The second part of your question from an inventory standpoint too, one initiative that the teams are working on and David has been very actively involved in "Edit to Amplify" was phase 1, now we are looking at the store a little bit differently from a perspective of how many choices and where do we want to make our significant inventory investment by choice or SKU count is certainly an opportunity for the business as well.

Growing turnover, growing inventory turnover is absolutely a goal of the business and the last point I will mention and albeit small and it is early another initiative to not only gross sales but also look at our inventory ownership is we've got two or three examples in the store where scanned-based trading is now a merchandising strategy partnering with our vendors to grow their business and really allowing them to have a little more view or a little more insight into how their products are performing by store and letting them manage it for us is another initiative. Again albeit small, these are all things that we work on with the single focused goal of improving inventory turnover and generating more cash. We just don't talk about all of them all the time.

Dan Wewer - Raymond James & Associates - Analyst

Okay, great. Thank you.

Andy Regrut - Big Lots Stores, Inc. - VP of IR

Thanks, everyone. Vicki, will you please close the call with replay instructions?

Operator

Ladies and gentlemen, a replay of this call will be available to you within the hour. The replay will end at 11:59 PM Eastern time Friday, June 12, 2015. You can access the replay by dialing toll-free in the USA and Canada 888-203-1112 and enter replay passcode 990-3591 followed by the #. Internationally, 719-457-0820 and entering replay passcode 9903591 followed by the #.

Ladies and gentlemen, this concludes today's presentation. Thank you for your participation. You may now disconnect.

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MAY 29, 2015 / 12:00PM, BIG - Q1 2015 Big Lots Inc Earnings Call

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